Exhibit 99.1

For Immediate Release

Date: October 22, 2015

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Third Quarter Results – Year to Date Earnings Growth of 66%

BELMONT, MA, October 22, 2015 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $1.87 million, or $0.21 per diluted share, for the quarter ended September 30, 2015, compared to net income of $1.20 million, or $0.14 per diluted share, for the quarter ended September 30, 2014, or an increase of 55.4%. This is the 9th consecutive quarter of earnings growth. For the nine months ended September 30, 2015, the Company reported net income of $4.85 million, or $0.55 per diluted share, as compared to net income of $2.92 million, or $0.34 per diluted share, for the nine months ended September 30, 2014, or an increase of 65.7%.

Robert M. Mahoney, President and Chief Executive Officer, said, "Through strong organic growth and expense control, we continue to improve our profitability.  Importantly, credit quality remains sound."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended September 30, 2015 was $9.80 million as compared to $8.14 million for the quarter ended September 30, 2014, or a 20.4% increase. The provision for loan losses for the quarter ended September 30, 2015 was $727,000 as compared to a provision for loan losses of $292,000 for the quarter ended September 30, 2014, or a 149.0% increase, primarily due to loan growth. This resulted in an increase of $1.22 million, or 15.6%, in net interest and dividend income after provision for loan losses for the quarter ended September 30, 2015 as compared to the quarter ended September 30, 2014. Net interest and dividend income before provision for loan losses for the nine months ended September 30, 2015 was $27.58 million as compared to $23.07 million for the nine months ended September 30, 2014, or a 19.6% increase. The provision for loan losses for the nine months ended September 30, 2015 was $1.43 million, as compared to $988,000 for the nine months ended September 30, 2014, or a 44.7% increase. This resulted in an increase of $4.07 million, or 18.4%, in net interest and dividend income after provision for loan losses for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014.

NONINTEREST INCOME

Noninterest income for the quarter ended September 30, 2015 was $693,000 as compared to $792,000 for the quarter ended September 30, 2014, or a decrease of 12.5%. This decrease was primarily driven by a decrease in loan servicing fee income and in net gains on sales of loans, partially offset by an increase in income from bank owned life insurance. The decrease in loan servicing fee income was driven by decreases in the balance of auto loans that we service for others. The decrease in net gains on sales of loans was driven by lower sales volumes of both auto loans and 1-4 family residential real estate loans. The increase in income from bank owned life insurance was driven by $10 million of additional policies purchased in the third quarter of 2014 and $5 million purchased in the second quarter of 2015. Noninterest income for the nine months ended September 30, 2015 was $2.40 million as compared to $2.37 million for the nine months ended September 30, 2014, or an increase of 0.9%. Income from bank owned life insurance increased by $284,000 due to the additional policy purchases mentioned above. Partially offsetting this was a decrease in loan servicing fee income driven by decreases in the balance of auto loans that we service for others.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended September 30, 2015 was $6.73 million as compared to $6.66 million for the quarter ended September 30, 2014, or an increase of 1.1%. Our efficiency ratio improved to 64.2% during the quarter ended September 30, 2015 from 74.5% during the quarter ended September 30, 2014 as we continue to grow the balance sheet and manage costs. Noninterest expense for the nine months ended September 30, 2015 was $20.65 million as compared to $19.83 million for the nine months ended September 30, 2014, or an increase of 4.1%. This increase was primarily driven by an increase in salaries and employee benefits costs. Our efficiency ratio also improved to 68.9% during the nine months ended September 30, 2015, from 77.9% during the nine months ended September 30, 2014.

BALANCE SHEET

At September 30, 2015, total assets were $1.69 billion, an increase of $266.86 million or 18.7% from $1.43 billion at December 31, 2014. The Company experienced net loan growth of $248.26 million, or 21.0%, from December 31, 2014. Residential 1-4 family real estate loans, construction loans, commercial real estate loans and home equity lines of credit increased by $184.82 million, $31.74 million, $30.14 million and $19.54 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $15.52 million driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits.

At September 30, 2015, deposits totaled $1.21 billion, an increase of $224.01 million or 22.8% from $984.56 million at December 31, 2014. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $192.49 million from December 31, 2014. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “Q3 was another quarter of steady deposit growth. We are pleased with the ongoing success of our municipal and business banking strategies which were the primary drivers of this growth.”

Total stockholders’ equity increased by $6.56 million from $137.01 million as of December 31, 2014 to $143.57 million as of September 30, 2015. This increase is primarily the result of earnings of $4.85 million and a $1.60 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of September 30, 2015 was $10.39 million and 0.73%, respectively, as compared to $8.88 million and 0.75%, respectively, as of December 31, 2014.  For the nine months ended September 30, 2015, the Company recorded net recoveries of $79,000, as compared to net charge offs of $627,000 for the nine months ending September 30, 2014. Total non-performing assets were $2.76 million, or 0.16% of total assets, as of September 30, 2015, as compared to $2.82 million, or 0.20% of total assets as of December 31, 2014.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and due from banks	$2,196	$2,275
Interest-bearing deposits in other banks	40,404	49,492
Cash and cash equivalents	42,600	51,767
Interest-bearing time deposits with other banks	131	131
Investments in available-for-sale securities	22,025	22,079
Investments in held-to-maturity securities (fair value of $136,408 as of September 30, 2015 and $119,447 as of December 31, 2014)	135,328	118,528
Federal Home Loan Bank stock, at cost	16,774	13,712
Loans, net of allowance for loan losses of $10,390 as of September 30, 2015 and $8,881 as of December 31, 2014	1,427,660	1,179,399
Premises and equipment, net	2,714	3,066
Accrued interest receivable	3,608	2,977
Deferred tax asset, net	6,390	5,642
Income taxes receivable	1	321
Bank-owned life insurance	29,529	23,888
Other real estate owned	1,513	-
Other assets	4,132	4,040
Total assets	$1,692,405	$1,425,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$176,311	$179,205
Interest-bearing	1,032,260	805,357
Total deposits	1,208,571	984,562
Federal Home Loan Bank advances	319,600	285,100
Securities sold under agreements to repurchase	2,386	1,392
Other borrowed funds	1,032	1,067
Accrued interest payable	1,025	961
Deferred compensation liability	6,175	5,751
Other liabilities	10,045	9,707
Total liabilities	1,548,834	1,288,540
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,086,488 and 9,067,792
shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	91	91
Additional paid-in capital	89,030	87,428
Retained earnings	58,448	53,603
Accumulated other comprehensive loss	(22)	(22)
Unearned compensation - ESOP	(3,976)	(4,090)
Total stockholders' equity	143,571	137,010
Total liabilities and stockholders' equity	$1,692,405	$1,425,550

Asset Quality Data:
Total non-performing assets	$2,763	$2,818
Total non-performing loans	$1,250	$2,770
Non-performing loans to total loans	0.09%	0.23%
Non-performing assets to total assets	0.16%	0.20%
Allowance for loan losses to non-performing loans	831.20%	320.59%
Allowance for loan losses to total loans	0.73%	0.75%

Share Data:
Outstanding common shares	9,086,488	9,067,792
Book value per share	$15.80	$15.11

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$11,459	$9,235	$32,368	$25,529
Interest on taxable debt securities	764	749	2,242	2,359
Dividends	123	38	245	100
Other interest income	15	14	59	64
Total interest and dividend income	12,361	10,036	34,914	28,052
Interest expense:
Interest on deposits	1,989	1,575	5,686	4,131
Interest on Federal Home Loan Bank advances	567	313	1,624	827
Interest on securities sold under agreements to repurchase	1	1	2	2
Interest on other borrowed funds	7	7	21	23
Total interest expense	2,564	1,896	7,333	4,983
Net interest and dividend income	9,797	8,140	27,581	23,069
Provision for loan losses	727	292	1,430	988
Net interest and dividend income after provision for loan losses	9,070	7,848	26,151	22,081
Noninterest income:
Customer service fees	253	221	668	664
Income from bank-owned life insurance	247	152	636	352
Net gain on sales of loans	47	104	379	328
Net (loss) gain on investments held in rabbi trust	(74)	(31)	(44)	31
Loan servicing fee income	159	217	462	636
Other income	61	129	295	363
Total noninterest income	693	792	2,396	2,374
Noninterest expense:
Salaries and employee benefits	4,357	4,313	13,078	12,462
Director compensation	151	173	643	706
Occupancy expense	262	259	819	804
Equipment expense	138	144	422	455
Deposit insurance	236	191	687	554
Data processing	789	751	2,316	2,228
Professional fees	155	184	544	583
Marketing	190	228	708	742
Other expense	451	413	1,433	1,297
Total noninterest expense	6,729	6,656	20,650	19,831
Income before income tax expense	3,034	1,984	7,897	4,624
Income tax expense	1,166	782	3,052	1,700
Net income	$1,868	$1,202	$4,845	$2,924
Earnings per share
Basic	$0.22	$0.14	$0.56	$0.34
Diluted	$0.21	$0.14	$0.55	$0.34

Return on average assets	0.46%	0.38%	0.43%	0.33%
Return on average equity	5.19%	3.54%	4.60%	2.94%
Interest rate spread	2.33%	2.44%	2.33%	2.50%
Net interest margin	2.47%	2.62%	2.49%	2.67%
Efficiency ratio	64.15%	74.52%	68.89%	77.94%